Exhibit 8.1

September 17, 2007

CyberSource Corporation

1295 Charleston Road

Mountain View, California 94043

Ladies and Gentlemen:

We have acted as counsel to you, CyberSource Corporation, a Delaware corporation (“Parent”), in connection with the filing of a registration statement on Form S-4 (the “Registration Statement”), which includes the Proxy Statement/Prospectus of Parent and Authorize.Net Holdings, Inc., a Delaware corporation (the “Company”), relating to the Agreement and Plan of Reorganization dated as of June 17, 2007 (the “Agreement”), by and among Parent, Congress Acquisition-Sub, Inc., a Delaware corporation and a wholly-owned subsidiary of Parent (“Merger Sub Corp”), Congress Acquisition Sub 1, LLC, a Delaware limited liability company and a wholly owned subsidiary of Parent (“Merger Sub LLC”), and the Company. Pursuant to the Agreement, Merger Sub Corp shall be merged with and into the Company (the “Company Merger”), with the Company as the surviving corporation (the “Company Surviving Corporation”), and then the Company Surviving Corporation shall be merged with and into Merger Sub LLC (the “LLC Merger”), with Merger Sub LLC as the surviving limited liability company (the “Surviving LLC”). The Company Merger and LLC Merger are together referred to herein as the “Merger.” Unless otherwise indicated, any capitalized terms used herein and not otherwise defined have the meaning ascribed to them in the Registration Statement.

In connection with this opinion, we have examined and are familiar with the Agreement, the Registration Statement, and such other presently existing documents, records and matters of law as we have deemed necessary or appropriate for purposes of our opinion. In addition, we have assumed (i) that the Merger will be consummated in the manner contemplated by the Registration Statement and in accordance with the Agreement, without waiver or modification of the material terms and conditions thereof, (ii) the truth and accuracy, on the date of the Agreement and on the date hereof, of the representations and warranties made by Parent and the Company in the Agreement, (iii) the truth and accuracy of the officer’s certificates dated September 17, 2007 (the “Officer’s Certificates”) provided to us by Parent and the Company for use in preparing our opinion, and (iv) that any representation in an Officer’s Certificate made “to the knowledge” or similarly qualified is correct without such qualification.

The conclusion expressed herein represents our judgment of the proper treatment of certain aspects of the Merger under the income tax laws of the United States based upon the Internal Revenue Code of 1986, as amended (the “Code”), Treasury Regulations, rulings and other pronouncements of the Internal Revenue Service (the “IRS”) currently in effect, and judicial decisions, all of which are subject to change, prospectively or retroactively. No assurance can be given that such changes will not take place, or that such changes would not affect the conclusion expressed herein. Furthermore, our opinion represents only our best judgment of how a court would conclude if presented with the issues addressed herein and is not binding upon either the IRS or any court. Thus, no assurance can be given that a position taken in reliance on our opinion will not be challenged by the IRS or rejected by a court.

Our opinion relates solely to the tax consequences of the Merger under the federal income tax laws of the United States, and we express no opinion (and no opinion should be inferred) regarding the tax consequences of the Merger under the laws of any other jurisdiction. This opinion addresses only the specific issue set forth below, and does not address any other tax consequences that may result from the Merger or any other transaction (including any transaction undertaken in connection with the Merger).

No opinion is expressed as to any transaction other than the Merger as described in the Agreement or as to any transaction whatsoever, including the Merger, if all of the transactions described in the Agreement are not consummated in accordance with the terms of the Agreement and without waiver or breach of any material provision thereof, or if all the representations, warranties, statements and assumptions upon which we rely are

CyberSource Corporation

September 17, 2007

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not true and accurate at all relevant times. In the event any one of the statements, representations, warranties or assumptions upon which we rely to issue this opinion is incorrect, our opinion might be adversely affected and may not be relied upon.

Based upon and subject to the foregoing, we are of the opinion that the Merger will constitute a “reorganization” within the meaning of Section 368(a) of the Code.

Although you (and each of your employees, representatives, or other agents) may disclose to any and all persons, without limitation of any kind, the United States federal tax treatment and United States federal tax structure of the Merger and all materials of any kind that were provided to you by us relating to such tax treatment and tax structure, this opinion is intended solely for your benefit. This opinion may not be relied upon for any other purpose. You may not authorize any other person or entity to rely on this opinion, or otherwise make this opinion available for the benefit of any other person or entity, without our prior written consent.

Very truly yours,

/s/    Morrison & Forester LLP